Exhibit 99.01
Glu Mobile Inc.
2010 Executive Bonus Plan

Eligibility:	1.	All Section 16(b) Officers

	2.	All eligible employees must be employed on
the last day of the year to be eligible for the bonus.

Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Components of Bonus:	The total bonus is composed of two parts:

	1.	50% of the bonus is awarded based on the
company achieving at least 90% of its Corporate GAAP Revenue plan;
and

	2.	50% of the bonus is awarded based on the
company achieving at least 90% of its Corporate Non-GAAP Operating
Margin plan.

Attainment of Objectives:	Each of the components will be evaluated independently. There are “cliffs” associated with the attainment of the company’s objectives. For each component, the executive receives:

	•	50% of that component if the company achieves at least 90% of its plan;

	•	100% of that component if the company achieves at least 100% of its plan;

	•	150% of that component if the company achieves at least 125% of its plan.

There is a straight line correlation between the payout and achievement at each level. Before either component of the bonus is paid at above 100% of the executive’s target bonus level for that component, a 90% threshold must be met on the other component.

Example:	Executive A has an annual salary of $225,000 with a target bonus of 40% ($90,000).

In 2010, the company achieves 90% of its Corporate GAAP Revenue Plan and 95% of its Corporate Non-GAAP Operating Margin Plan. Executive A would thus receive the following amount for his annual bonus for 2010:

[Corporate GAAP Revenue component] + [Corporate Non-GAAP Operating Margin component] which translates into:

[$45,000 * 50%] + [$45,000 * 75%] = $56,250

Payment Timing:	All bonus payments made under this Bonus Plan shall be made no later than March 15, 2011.

Definitions:	“Corporate GAAP Revenue” means the revenues that the company recognizes in its financial statements.

“Corporate Non-GAAP Operating Margin” means GAAP revenues less royalties and less core R&D, G&A, and S&M expense, and excludes all amortization, goodwill impairment charges, foreign currency exchange gains and losses, stock-based compensation expenses, restructuring charges, transitional expenses, taxes, and interest.

Effective Date:	January 1, 2010.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.